Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2018 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., Oct. 25, 2018 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2018 net income of $11.9 million, or $0.49 per diluted share, versus net income of $6.9 million, or $0.32 per diluted share, in the prior-year period. For the nine months ended Sept. 30, 2018, the Company reported net income of $29.9 million, or $1.27 per diluted share, compared to net income of $18.8 million, or $0.87 per diluted share, in the prior-year period. The increases in third quarter and year to date 2018 earnings as compared to 2017 primarily reflect increases in net interest income and in non-interest income and a decrease in income tax expense that were partially offset by an increase in non-interest expense.

Significant items impacting comparable quarterly and year to date 2018 and 2017 results include the following:

•
The acquisition of TCSB Bancorp, Inc. (“TCSB”), and its subsidiary, Traverse City State Bank, on Apr. 1, 2018 (referred to as the “Merger” or “TCSB Acquisition”) and the associated data processing systems conversions in June 2018. The total assets, loans and deposits acquired in the Merger were approximately $343.5 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

•
Merger related expenses of $0.1 million ($0.003 per diluted share, after taxes) and $3.4 million ($0.11 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2018, respectively.

•
Positive changes in the fair value due to price of capitalized mortgage loan servicing rights of $0.6 million ($0.02 per diluted share, after taxes) and $2.6 million ($0.09 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2018, respectively, as compared to negative changes of $0.6 million ($0.02 per diluted share, after taxes) and $1.1 million ($0.03 per diluted share, after taxes) for the three- and nine-months ended Sept. 30, 2017, respectively.

•	The passage of the "Tax Cuts and Jobs Act" which, among other things, reduced the federal corporate income tax rate to 21% (from 35%) effective January 1, 2018.

Third quarter 2018 highlights include:

•	Year-over-year increases in net income and diluted earnings per share of 73.9% and 53.1%, respectively;
•	A year-over-year increase in quarterly net interest income of $6.8 million, or 29.6%;
•	Total portfolio loan net growth of $95.3 million, or 15.3% annualized;
•	Continued strong asset quality metrics; and
•	The payment of a 15 cent per share dividend on common stock on Aug. 15, 2018.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report another quarter of solid financial performance. The favorable impact of the TCSB Acquisition combined with strong loan origination activity led to meaningful loan growth and increased net interest income. Net income and diluted earnings per share have increased significantly in 2018 as we gained greater operating leverage and efficiency as well as benefitting from a reduced corporate income tax rate. As we look ahead to the remainder of 2018 and beyond, we are focused on building on the momentum generated in the first nine months of 2018.”

Operating Results

The Company’s net interest income totaled $29.7 million during the third quarter of 2018, an increase of $6.8 million, or 29.6% from the year-ago period, and up $0.7 million, or 2.5%, from the second quarter of 2018. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.91% during the third quarter of 2018, compared to 3.66% in the year-ago period, and 3.93% in the second quarter of 2018. The year-over-year quarterly increase in net interest income is due to increases in both average interest-earning assets and in the net interest margin. Average interest-earning assets were $3.04 billion in the third quarter of 2018, compared to $2.52 billion in the year ago quarter and $2.96 billion in the second quarter of 2018. Third quarter 2018 interest income on loans includes $0.6 million of accretion of the discount recorded on the TCSB loans acquired in the Merger. The total discount initially recorded on the TCSB loans acquired in the Merger was $6.5 million (or approximately 2.2% of the total TCSB loans acquired in the Merger).

For the first nine months of 2018, net interest income totaled $82.6 million, an increase of $16.7 million, or 25.4% from the first nine months of 2017. The Company’s net interest margin for the first nine months of 2018 was 3.86% compared to 3.65% in 2017. Year-to-date 2018 interest income on loans includes $1.2 million of accretion of the discount recorded on the TCSB loans acquired in the Merger. The increase in net interest income for the first nine months of 2018 is due to increases in both average interest-earning assets and in the net interest margin.

Non-interest income totaled $11.8 million and $35.9 million, respectively, for the third quarter and first nine months of 2018, compared to $10.3 million and $31.1 million in the respective comparable year ago periods. These increases were primarily due to growth in interchange income and mortgage loan servicing, net, as described below.

The Company adopted Financial Accounting Standards Board Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) on Jan. 1, 2018, using the modified retrospective approach. Although ASU 2014-09 did not have any impact on Jan. 1, 2018 shareholders’ equity or 2018 net income, it did result in some classification changes in non-interest income and non-interest expense as compared to the prior year period. Specifically, in the third quarter and first nine months of 2018, interchange income and interchange expense each increased by $0.4 million and $1.1 million, respectively, due to classification changes under ASU 2014-09.

Net gains on mortgage loans were $2.7 million and $3.0 million in the third quarters of 2018 and 2017, respectively. For the first nine months of 2018, net gains on mortgage loans totaled $8.6 million compared to $8.9 million in 2017. An increase in mortgage loan sales volume in 2018 was offset by margin compression due principally to competitive factors.

Mortgage loan servicing, net, generated income of $1.2 million and $0.001 million in the third quarters of 2018 and 2017, respectively. For the first nine months of 2018, mortgage loan servicing, net, generated income of $4.7 million as compared to income of $0.7 million in 2017. This activity is summarized in the following table:

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
Mortgage loan servicing, net:	(Dollars in thousands)
Revenue, net	$1,410	$1,091	$3,974	$3,253
Fair value change due to price	610	(572)	2,586	(1,075)
Fair value change due to pay-downs	(808)	(518)	(1,892)	(1,510)
Total	$1,212	$1	$4,668	$668

Non-interest expenses totaled $26.7 million in the third quarter of 2018, compared to $22.6 million in the year-ago period. For the first nine months of 2018, non-interest expenses totaled $80.6 million compared to $68.9 million in 2017. These year-over-year increases in non-interest expense are primarily due to the TCSB Acquisition (including the aforementioned Merger related expenses) as well as higher performance based compensation and health insurance costs.

The Company recorded an income tax expense of $2.9 million and $7.0 million in the third quarter and first nine months of 2018, respectively. This compares to an income tax expense of $3.2 million and $8.4 million in the third quarter and first nine months of 2017, respectively. The decline in income tax expense is primarily due to a reduction in the statutory federal corporate income tax rate to 21% (from 35%) that became effective on Jan. 1, 2018, which was partially offset by an increase in income before income tax.

Asset Quality

Commenting on asset quality, President and CEO Kessel added: “Non-performing loans and assets as well as loan net charge-offs remain at low levels. In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2018 were 0.08% for commercial loans and 0.34% for mortgage and consumer loans. These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2018	12/31/2017	9/30/2017
	(Dollars in thousands)
Commercial	$2,782	$646	$788
Consumer/installment	756	543	525
Mortgage	5,805	6,995	7,097
Total	$9,343	$8,184	$8,410
Ratio of non-performing loans to total portfolio loans	0.36%	0.41%	0.43%
Ratio of non-performing assets to total assets	0.33%	0.35%	0.38%
Ratio of the allowance for loan losses to non-performing loans	261.17%	275.99%	255.39%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans increased $1.2 million from Dec. 31, 2017. This increase primarily reflects a rise in non-performing commercial loans. ORE and repossessed assets totaled $1.4 million at Sept. 30, 2018, compared to $1.6 million at Dec. 31, 2017.

The provision for loan losses was a credit of $0.1 million compared to an expense of $0.6 million in the third quarters of 2018 and 2017, respectively. The provision for loan losses was an expense of $0.9 million and $0.8 million in the first nine months of 2018 and 2017, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs. The Company recorded loan net recoveries of $1.0 million and $0.3 million in the third quarters of 2018 and 2017, respectively. For the first nine months of 2018 and 2017, the Company recorded loan net recoveries of $0.9 million and $0.4 million, respectively. At Sept. 30, 2018, the allowance for loan losses totaled $24.4 million, or 0.95% of total portfolio loans (1.06% when excluding the TCSB acquired loan balances), compared to $22.6 million, or 1.12% of total portfolio loans, at Dec. 31, 2017.

Balance Sheet, Liquidity and Capital

Total assets were $3.30 billion at Sept. 30, 2018, an increase of $507.8 million from Dec. 31, 2017, primarily reflecting the impact of the TCSB Acquisition as well as loan growth. Loans, excluding loans held for sale, were $2.56 billion at Sept. 30, 2018, compared to $2.02 billion at Dec. 31, 2017.

Deposits totaled $2.80 billion at Sept. 30, 2018, an increase of $398.1 million from Dec. 31, 2017. The increase in deposits is primarily due to the TCSB Acquisition and growth in reciprocal deposits and brokered time deposits.

Cash and cash equivalents totaled $53.2 million at Sept. 30, 2018, versus $54.7 million at Dec. 31, 2017. Securities available for sale totaled $437.0 million at Sept. 30, 2018, compared to $522.9 million at Dec. 31, 2017.

In the second quarter of 2018, the Company recorded $29.0 million of goodwill, a core deposit intangible (“CDI”) of $5.8 million and discounts of $6.5 million, $0.4 million and $1.5 million on loans, time deposits and borrowings (including subordinated debentures), respectively, related to the Merger. These adjustments reflected the preliminary valuation of the assets acquired and liabilities assumed in the Merger. In the third quarter of 2018, goodwill was reduced by $0.7 million (to $28.3 million) related to the collection of a TCSB acquired loan that had been charged off in full prior to the Merger. Because of the status of the collection activities related to this loan at the time of the Merger, the Company determined that this transaction was a measurement period adjustment and reduced goodwill accordingly. The goodwill is being periodically tested for impairment, and the CDI is being amortized over a ten year period ($0.2 million and $0.4 million of amortization for this CDI was recorded in the third quarter and first nine months of 2018, respectively). The discounts will be accreted based on the lives of the related assets or liabilities.

Total shareholders’ equity was $345.2 million at Sept. 30, 2018, or 10.47% of total assets. Tangible common equity totaled $310.2 million at Sept. 30, 2018, or $12.84 per share. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2018	12/31/2017	Well Capitalized Minimum

Tier 1 capital to average total assets	9.73%	9.78%	5.00%
Tier 1 common equity to risk-weighted assets	12.19%	12.95%	6.50%
Tier 1 capital to risk-weighted assets	12.19%	12.95%	8.00%
Total capital to risk-weighted assets	13.18%	14.10%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 22, 2018, the Board of Directors of the Company authorized a share repurchase plan. Under the terms of the 2018 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock. The repurchase plan is authorized to last through Dec. 31, 2018. Thus far in 2018, the Company has not repurchased any shares.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Oct. 25, 2018.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://services.choruscall.com/links/ibcp181025.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10124591). The replay will be available through Nov. 1, 2018.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies.

In addition, factors that may cause actual results to differ from expectations regarding the April 1, 2018 acquisition of TCSB Bancorp, Inc. include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the transaction might not be realized within the expected timeframes or might be less than projected; credit and interest rate risks associated with the parties' respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which the parties operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2018	2017
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$35,180	$36,994
Interest bearing deposits	17,990	17,744
Cash and Cash Equivalents	53,170	54,738
Interest bearing deposits - time	593	2,739
Equity securities at fair value	285	-
Trading securities	-	455
Securities available for sale	436,957	522,925
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,355	15,543
Loans held for sale, carried at fair value	41,325	39,436
Loans
Commercial	1,112,101	853,260
Mortgage	1,056,482	849,530
Installment	393,995	316,027
Total Loans	2,562,578	2,018,817
Allowance for loan losses	(24,401)	(22,587)
Net Loans	2,538,177	1,996,230
Other real estate and repossessed assets	1,445	1,643
Property and equipment, net	39,012	39,149
Bank-owned life insurance	54,811	54,572
Deferred tax assets, net	8,449	15,089
Capitalized mortgage loan servicing rights	23,151	15,699
Goodwill	28,300	-
Other intangibles	6,709	1,586
Accrued income and other assets	46,385	29,551
Total Assets	$3,297,124	$2,789,355

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$880,932	$768,333
Savings and interest-bearing checking	1,217,939	1,064,391
Reciprocal	92,635	50,979
Time	399,110	374,872
Brokered time	208,027	141,959
Total Deposits	2,798,643	2,400,534
Other borrowings	79,688	54,600
Subordinated debentures	39,371	35,569
Accrued expenses and other liabilities	34,218	33,719
Total Liabilities	2,951,920	2,524,422

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 24,150,341 shares at September 30, 2018 and 21,333,869 shares at December 31, 2017	389,689	324,986
Accumulated deficit	(34,596)	(54,054)
Accumulated other comprehensive loss	(9,889)	(5,999)
Total Shareholders’ Equity	345,204	264,933
Total Liabilities and Shareholders’ Equity	$3,297,124	$2,789,355

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$31,000	$29,674	$21,831	$84,027	$61,638
Interest on securities
Taxable	2,737	2,720	2,765	8,092	8,300
Tax-exempt	412	444	512	1,335	1,478
Other investments	303	265	263	898	867
Total Interest Income	34,452	33,103	25,371	94,352	72,283
Interest Expense
Deposits	3,976	3,209	1,833	9,472	4,754
Other borrowings and subordinated debentures	779	914	626	2,267	1,659
Total Interest Expense	4,755	4,123	2,459	11,739	6,413
Net Interest Income	29,697	28,980	22,912	82,613	65,870
Provision for loan losses	(53)	650	582	912	806
Net Interest Income After Provision for Loan Losses	29,750	28,330	22,330	81,701	65,064
Non-interest Income
Service charges on deposit accounts	3,166	3,095	3,281	9,166	9,465
Interchange income	2,486	2,504	1,942	7,236	5,869
Net gains (losses) on assets
Mortgage loans	2,745	3,255	2,971	8,571	8,886
Securities	93	9	69	(71)	62
Mortgage loan servicing, net	1,212	1,235	1	4,668	668
Other	2,134	2,217	2,040	6,294	6,139
Total Non-interest Income	11,836	12,315	10,304	35,864	31,089
Non-interest Expense
Compensation and employee benefits	16,169	15,869	13,577	46,506	41,104
Occupancy, net	2,233	2,170	1,970	6,667	6,032
Data processing	2,051	2,251	1,796	6,180	5,670
Merger related expenses	98	3,082	10	3,354	10
Furniture, fixtures and equipment	1,043	1,019	961	3,029	2,943
Communications	727	704	685	2,111	2,046
Interchange expense	715	661	294	1,974	869
Loan and collection	531	692	481	1,900	1,564
Advertising	594	543	526	1,578	1,551
Legal and professional	477	456	540	1,311	1,366
FDIC deposit insurance	270	250	208	750	608
Credit card and bank service fees	108	106	105	310	432
Net (gains) losses on other real estate and repossessed assets	(325)	(4)	30	(619)	132
Other	2,049	1,962	1,433	5,585	4,619
Total Non-interest Expense	26,740	29,761	22,616	80,636	68,946
Income Before Income Tax	14,846	10,884	10,018	36,929	27,207
Income tax expense	2,921	2,067	3,159	7,026	8,443
Net Income	$11,925	$8,817	$6,859	$29,903	$18,764
Net Income Per Common Share
Basic	$0.49	$0.37	$0.32	$1.29	$0.88
Diluted	$0.49	$0.36	$0.32	$1.27	$0.87

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$29,697	$28,980	$23,936	$23,316	$22,912
Provision for loan losses	(53)	650	315	393	582
Non-interest income	11,836	12,315	11,713	11,444	10,304
Non-interest expense	26,740	29,761	24,135	23,136	22,616
Income before income tax	14,846	10,884	11,199	11,231	10,018
Income tax expense	2,921	2,067	2,038	9,520	3,159
Net income	$11,925	$8,817	$9,161	$1,711	$6,859

Basic earnings per share	$0.49	$0.37	$0.43	$0.08	$0.32
Diluted earnings per share	0.49	0.36	0.42	0.08	0.32
Cash dividend per share	0.15	0.15	0.15	0.12	0.10

Average shares outstanding	24,148,768	24,109,322	21,364,708	21,332,053	21,334,247
Average diluted shares outstanding	24,514,814	24,509,963	21,674,375	21,661,133	21,651,963

Performance Ratios
Return on average assets	1.46%	1.12%	1.34%	0.25%	1.01%
Return on average common equity	13.83	10.57	14.04	2.51	10.27
Efficiency ratio (1)	63.63	71.14	66.72	66.14	67.38

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.53%	4.49%	4.15%	4.07%	4.05%
Interest expense	0.62	0.56	0.44	0.42	0.39
Net interest income	3.91	3.93	3.71	3.65	3.66

Average Balances
Loans	$2,550,302	$2,449,056	$2,062,847	$2,006,207	$1,911,635
Securities available for sale	442,949	470,427	500,599	532,202	565,546
Total earning assets	3,038,221	2,963,982	2,611,890	2,574,779	2,522,060
Total assets	3,247,603	3,168,196	2,776,986	2,742,761	2,697,362
Deposits	2,789,969	2,701,362	2,417,906	2,340,593	2,315,806
Interest bearing liabilities	1,986,905	1,946,287	1,724,153	1,680,917	1,664,734
Shareholders' equity	341,998	334,626	264,584	270,099	265,074

End of Period
Capital
Tangible common equity ratio	9.51%	9.41%	9.54%	9.45%	9.67%
Average equity to average assets	10.53	10.56	9.53	9.85	9.83
Tangible common equity per share of common stock	$12.84	$12.47	$12.46	$12.34	$12.47
Total shares outstanding	24,150,341	24,143,044	21,374,816	21,333,869	21,332,317

Selected Balances
Loans	$2,562,578	$2,467,317	$2,071,435	$2,018,817	$1,937,094
Securities available for sale	436,957	450,593	489,119	522,925	548,865
Total earning assets	3,078,083	3,023,454	2,625,534	2,617,204	2,568,554
Total assets	3,297,124	3,234,522	2,793,119	2,789,355	2,753,446
Deposits	2,798,643	2,780,516	2,430,401	2,400,534	2,343,761
Interest bearing liabilities	2,036,770	1,988,495	1,719,771	1,722,370	1,701,624
Shareholders' equity	345,204	337,083	267,917	264,933	267,710

(1) Presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2018 and 35% in 2017.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends. Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Net Interest Margin, Fully Taxable
Equivalent ("FTE")

Net interest income	$29,697	$22,912	$82,613	$65,870
Add: taxable equivalent adjustment	123	288	384	837
Net interest income - taxable equivalent	$29,820	$23,200	$82,997	$66,707
Net interest margin (GAAP) (1)	3.88%	3.60%	3.84%	3.61%
Net interest margin (FTE) (1)	3.91%	3.66%	3.86%	3.65%

(1) Annualized

Tangible Common Equity Ratio
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2017	2017	2017
	(Dollars in thousands)
Common shareholders' equity	$345,204	$337,083	$267,917	$264,933	$267,710
Less:
Goodwill	28,300	29,012	-	-	-
Other intangibles	6,709	7,004	1,500	1,586	1,673
Tangible common equity	$310,195	$301,067	$266,417	$263,347	$266,037

Total assets	$3,297,124	$3,234,522	$2,793,119	$2,789,355	$2,753,446
Less:
Goodwill	28,300	29,012	-	-	-
Other intangibles	6,709	7,004	1,500	1,586	1,673
Tangible assets	$3,262,115	$3,198,506	$2,791,619	$2,787,769	$2,751,773

Common equity ratio	10.47%	10.42%	9.59%	9.50%	9.72%
Tangible common equity ratio	9.51%	9.41%	9.54%	9.45%	9.67%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$345,204	$337,083	$267,917	$264,933	$267,710
Tangible common equity	$310,195	$301,067	$266,417	$263,347	$266,037
Shares of common stock outstanding (in thousands)	24,150	24,143	21,375	21,334	21,332

Common shareholders' equity per share of common stock	$14.29	$13.96	$12.53	$12.42	$12.55
Tangible common equity per share of common stock	$12.84	$12.47	$12.46	$12.34	$12.47

The tangible common equity ratio removes the effect of intangible assets from capital and total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock.